Exhibit 99.1

DATE:	January 30, 2015 6:45 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group 812-663-6734

MainSource Bank to Purchase Branches

from Old National Bank

MainSource Bank, Greensburg, Indiana:  Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, announced today that MainSource Bank has entered into a definitive agreement with Old National Bank (ONB) to acquire ONB branches located in Portland, Richmond, Brownstown, and Batesville, Indiana as well as one branch located in Union City, Ohio.  The purchase includes a total of $120 million in deposits and approximately $30 million in loans.  The acquired deposits are comprised of approximately 81% transaction/savings accounts and 19% time accounts.  Subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions, the branch purchase is expected to be completed in July of 2015.

Mr. Brown stated, “MainSource is excited to expand our services within our current footprint of banking centers. This branch acquisition demonstrates our commitment to communities we currently serve such as Batesville and Portland, while expanding our position in surrounding communities, such as Richmond and Brownstown.  Union City is a natural extension into a market adjacent to our current market.  We look forward to welcoming new customers to MainSource and providing these communities with our brand of full service banking including traditional checking and savings accounts, mortgage and consumer lending, and trust and brokerage services.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.1 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana with approximately $11.2 billion in assets. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward looking statements based upon management expectations.  Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the cost of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent annual report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.